
                                                                                                         EXHIBIT (d)(6)

                                              THE WRIGHT MANAGED INCOME TRUST

                                                       SCHEDULE B


                                                                            FEE STRUCTURE
---------------------------------------------------------------------------------------------------------------------------

                                                                   FUND                               CLASS
                                                                   ----                               -----
                                                          Under            Over             Under            Over
                                                      $100 Million      $100 Million     $100 Million      $100 Million
                                                      ------------      ------------     ------------      ------------

Effective December 20, 2002
----------------------------------
Wright U.S. Government Intermediate Fund                     0.07%             0.05%
            Standard Shares                                                                     0.02%             0.01%
Wright U.S. Government Near Term Fund                        0.07%             0.05%
            Standard Shares                                                                     0.02%             0.01%
Wright Current Income Fund                                   0.07%             0.05%
            Standard Shares                                                                     0.02%             0.01%
            Institutional Shares                                                                0.02%             0.01%
Wright Total Return Bond Fund                                0.07%             0.05%

Wright U.S. Treasury Money Market Fund                       0.07%             0.03%


